Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPLINK COMMUNICATIONS, INC.

***

FIRST:                                                        The name of the Corporation is:

Oplink Communications, Inc.

SECOND:                                         Its Registered Office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.  The Registered Agent in charge thereof is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                                        The amount of the total authorized capital stock of the Corporation is One Thousand (1,000) Shares of Common Stock with a par value of one-tenth of one cent ($0.001) each.

FIFTH:                                                       The Corporation shall have perpetual existence.

SIXTH:                                                     Unless and to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:                                 In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw made by the Board of Directors.

EIGHTH:                                          In all elections for directors, every shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares of stock owned by him, for as many persons as there are directors to be elected.

NINTH:                                                   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

TENTH:                                                 Any action required to be taken at a meeting of the stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

ELEVENTH:                        The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law for any acts or omissions occurring at or prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated November 18, 2014), by and among the Corporation, Koch Industries, Inc., a Kansas corporation, and Koch Optics, Inc., a Delaware corporation). Any repeal or modification of this provision shall be prospective and shall not affect the rights under this provision in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.